Exhibit 99.1

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

GRANDSOUTH BANCORPORATION

January 19, 2022

The Board of Directors (the “Board”) of GrandSouth Bancorporation, a South Carolina corporation (the “Company”), hereby (i) takes the following actions and adopts the following resolutions at a meeting of the Board; (ii) waives all requirements of notice; and (iii) directs the Secretary of the Company to file these resolutions with the minutes of the proceedings of the Company.

Waiver of Mandatory Retirement Age for Mr. Potter and Nomination as Director Nominee

WHEREAS, J. Randolph Potter, a member of the Board and Audit Committee Chair, is approaching the mandatory retirement age of 75 as set forth in Section 3.6 of the Company’s bylaws;

WHEREAS, the Board recognizes the challenges in finding highly qualified individuals to serve on the Company’s Board, including Audit Committee Financial Experts willing to serve in such roles for public companies like the Company;

WHEREAS, in recognition of Mr. Potter’s previous banking experience, accounting expertise and certification by the Association of Certified Public Accountants, the Board has determined that it is desirable and in the best interests of the Company, and its shareholders, to waive the mandatory retirement age for J. Randolph Potter and renominate him to the Board;

NOW, THEREFORE, BE IT RESOLVED, that upon consideration of the above-referenced matters, among other considerations, and having due regard for the interests of the Company and its shareholders, the Board does hereby authorize and approve the waiver of the mandatory retirement age as set forth in the Company’s bylaws for J. Randolph Potter, and hereby renominate him to serve as a director for an additional one-year term, if elected by the Company’s shareholders;

General Authorizing Resolutions

FURTHER RESOLVED, that any and all action heretofore or hereafter taken by each officer of the Company in accordance with the preceding resolutions is hereby approved, ratified and confirmed as the act and deed of the Company; and

FURTHER RESOLVED, that the officers of the Company, and employees as the officers may designate, are hereby authorized and directed to take such actions as he or they deem necessary or advisable in order to effectuate the foregoing resolutions, including, without limitation, the issuance of a press release and the filing of any notices, reports or other documents required to be filed under the federal securities laws in connection with the foregoing.

* * * *

Adopted this 19th day of January, 2022

__________________________________

________________________, Secretary